Exhibit 4.1

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS SECURITY WILL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNITED PARCEL SERVICE, INC.

No. [•]	$[•]

CUSIP:	911312 CQ7
ISIN:	US911312CQ74

Floating Rate Senior Notes due 2076

United Parcel Service, Inc., a corporation duly organized and existing under the laws of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [•] ($[•]), or such other principal amount as may be set forth in the records of the Securities Registrar hereinafter referred to in accordance with the Indenture, on September 1, 2076 and to pay interest thereon from the original issue date or from the most recent date to which interest has been paid or duly provided for, on March 1, June 1, September 1 and December 1 of each year and on any maturity date (each, an “Interest Payment Date”), commencing December 1, 2026 and ending on the maturity date. Interest on the Securities will be computed on the basis of a 360-day year and the actual number of days in the Observation Period (as defined below). The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be February 15, May 15, August 15, or November 15, as applicable (in each case, whether or not a Business Day), as the case may be, next preceding such Interest Payment Date; provided, however, that interest payable on any maturity date shall be payable to the Person to whom the principal of this Security shall be payable. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be set by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Interest payable on any Interest Payment Date or maturity date shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the Securities) to, but excluding, such Interest Payment Date or maturity date, as the case may be. If any Interest Payment Date (other than the maturity date) is not a Business Day at the relevant place of payment, the Company will pay interest on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due, except that if such Business Day is in the immediately succeeding calendar month, such Interest Payment Date (other than the maturity date) shall be the immediately preceding Business Day. If the maturity date of the Securities is not a Business Day at the relevant place of payment, the Company will pay interest, if any, and principal and premium, if any, on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the immediately succeeding Business Day.

On each Interest Payment Determination Date relating to the applicable Interest Payment Date, the calculation agent will calculate the amount of accrued interest payable on the Securities for each interest period by multiplying (i) the outstanding principal amount of the Securities by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360. In no event will the interest on the Securities be less than zero.

The term “interest period” means the period commencing on any Interest Payment Date (or, with respect to the initial interest period only, commencing on August 18, 2026) to, but excluding, the next succeeding Interest Payment Date, and in the case of the last such period, from and including the Interest Payment Date immediately preceding the maturity date to but excluding the maturity date.

“Business Day” means any day (1) that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in The City of New York and, for any place of payment outside of The City of New York, in such place of payment.

The term “maturity,” when used with respect to a Security, means the date on which the principal of such Security or an installment of principal becomes due and payable as therein provided or as provided in the indenture, whether at the stated maturity or by declaration of acceleration, call for redemption, repayment or otherwise.

The Securities will bear interest at a per annum rate equal to the greater of (i) Compounded SOFR (as defined below) less 0.350% and (ii) 0.00%.

“Compounded SOFR” will be determined by the calculation agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR IndexStart” = For periods other than the initial interest period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial interest period, the SOFR Index value on August 14, 2026;

“SOFR IndexEnd” = The SOFR Index value on the Interest Payment Determination Date relating to the applicable Interest Payment Date (or in the final interest period, relating to the maturity date); and

“dc” is the number of calendar days in the relevant Observation Period.

For purposes of determining Compounded SOFR,

“Interest Payment Determination Date” means the date two U.S. Government Securities Business Days before each Interest Payment Date (or, in the final interest period, before the maturity date).

“Observation Period” means, in respect of each interest period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date for such interest period (or in the final interest period, preceding the maturity date).

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1)	the SOFR Index value as published by the SOFR Administrator (as defined below) as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); provided that:

(2)	if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable Provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary in the documentation relating to the Securities, if the Company or its Designee (which may be the calculation agent, a successor calculation agent, an independent financial advisor or any other designee of the Company (any of such entities, a “Designee”)) determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth below under “Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the Securities.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each interest period on the Securities will be an annual rate equal to the sum of the Benchmark Replacement (as defined below) and the applicable margin.

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR does not so appear for any day “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

Effect of Benchmark Transition Event.

(1)	Benchmark Replacement. If the Company or its Designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time (as defined below) in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Securities in respect of such determination on such date and all determinations on all subsequent dates.

(2)	Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Company or its Designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

(3)	Decisions and Determinations. Any determination, decision or election that may be made by the Company or its Designee pursuant to the benchmark replacement provisions described herein, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection: (a) will be conclusive and binding absent manifest error; (b) if made by the Company, will be made in the Company’s sole discretion; (c) if made by the Company’s Designee, will be made after consultation with the Company, and such Designee will not make any such determination, decision or election to which the Company objects; and (d) notwithstanding anything to the contrary in this Security, shall become effective without consent from the Holders of the Securities or any other party.

Any determination, decision or election pursuant to the benchmark replacement provisions shall be made by the Company or its Designee (which may be an affiliate of the Company) on the basis as described above. The calculation agent shall have no liability for not making any such determination, decision or election.

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark (as defined below) with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided, that if the Company or its Designee cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company or its Designee as of the Benchmark Replacement Date:

a)	the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

b)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

c)	the sum of: (a) the alternate rate of interest that has been selected by the Company or its Designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated Securities at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company or its Designee as of the Benchmark Replacement Date:

a)	the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

b)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

c)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or its Designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated Securities at such time.

The Benchmark Replacement Adjustment shall not include the margin specified on the face of this Security, and such margin shall be applied to the Benchmark Replacement to determine the interest payable on the Securities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition or interpretation of “interest period”, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenor, and other administrative matters) that the Company or its Designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or its Designee decides that adoption of any portion of such market practice is not administratively feasible or if the Company or its Designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or its Designee determines is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

a)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

b)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

a)	a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

b)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

c)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by the Company or its Designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The Trustee, or its successor appointed by the Company, will act as calculation agent. All determinations made by the calculation agent shall, in the absence of manifest error, be conclusive for all purposes and binding on the Company and the holders of the Securities. So long as Compounded SOFR is required to be determined with respect to the Securities, there will at all times be a calculation agent. In the event that any then acting calculation agent shall be unable or unwilling to act, or that such calculation agent shall fail duly to establish Compounded SOFR for any interest period, or the Company proposes to remove such calculation agent, the Company shall appoint another calculation agent.

None of the Trustee, the paying agent and the calculation agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing.

All percentages resulting from any calculation of any interest rate for the Securities will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward. Any percentage resulting from any calculation of any interest rate for the Securities less than 0.00% will be deemed to be 0.00% (or .000).

All calculations made by the calculation agent for the purposes of calculating interest on the Securities shall be conclusive and binding on the Holders and the Company, absent manifest errors.

Delivery of the Maturity Consideration and payment of interest on this Security will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, and payment of interest on this Security and the Maturity Consideration will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: ______________
UNITED PARCEL SERVICE, INC.

	Name:	Brian M. Dykes
	Title:	Executive Vice President and Chief Financial Officer

Attest:
Name:	Neil Simon
Title:	Securities Counsel and Assistant Corporate Secretary

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of September 30, 2022 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank Trust Company, National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

The Securities of this series may be redeemed at any time, at the option of the Company, in whole or in part, in amounts of $1,000 or any multiple of $1,000 in excess thereof, at the following Redemption Prices (in each case expressed as a percentage of the principal amount), if redeemed during the 6-month periods beginning on September 1 and March 1 of any of the following years:

Redemption Date	Price
September 1, 2056	105.00%
March 1, 2057	105.00%
September 1, 2057	104.50%
March 1, 2058	104.50%
September 1, 2058	104.00%
March 1, 2059	104.00%
September 1, 2059	103.50%
March 1, 2060	103.50%
September 1, 2060	103.00%
March 1, 2061	103.00%
September 1, 2061	102.50%
March 1, 2062	102.50%
September 1, 2062	102.00%
March 1, 2063	102.00%
September 1, 2063	101.50%
March 1, 2064	101.50%
September 1, 2064	101.00%
March 1, 2065	101.00%
September 1, 2065	100.50%
March 1, 2066	100.50%
September 1, 2066	100.00%

and thereafter at 100% of the principal amount, in each case, together with any accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Dates to receive interest due on an Interest Payment Date).

The Company must mail notice of any redemption at least 10 days but not more than 60 days before the Redemption Date to each Holder of the Securities to be redeemed. Unless the Company defaults in the payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Securities or portions of the Securities called for redemption.

In the event of any redemption of less than all the outstanding Securities, the particular Securities (or portions of Securities in multiples of $1,000) to be redeemed shall be selected by the Trustee by the method the Trustee considers fair and appropriate.

The Securities of this series will be repayable at the option of the Holder, in whole or in part, on the repayment dates and at the repayment prices (in each case expressed as a percentage of the principal amount) set forth in the following table:

Repayment Date	Repayment Price
September 1, 2027	98.00%
March 1, 2028	98.00%
September 1, 2028	98.00%
March 1, 2029	98.00%
September 1, 2029	98.00%
March 1, 2030	98.00%
September 1, 2030	98.00%
March 1, 2031	98.00%
September 1, 2031	98.00%
March 1, 2032	98.00%
September 1, 2032	99.00%
March 1, 2033	99.00%
September 1, 2033	99.00%
March 1, 2034	99.00%
September 1, 2034	99.00%
March 1, 2035	99.00%
September 1, 2035	99.00%
March 1, 2036	99.00%
September 1, 2036	99.00%
March 1, 2037	99.00%
September 1, 2037	100.00%

and on September 1 of every second year thereafter at 100% of the principal amount, through and including September 1, 2073, in each case, together with any accrued and unpaid interest to the redemption date (subject to the rights of Holders of record on relevant Regular Record Dates to receive interest due on an Interest Payment Date).

In order for a Security to be repaid, the paying agent must receive, at least 10 but not more than 60 calendar days before the optional repayment date, (1) the Security with the form entitled “Option to Elect Repayment” on the reverse of the Security duly completed or (2) a facsimile transmission or a letter from a member of a national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company in the United States which must set forth:

(i)	the name of the Holder of the Security;

(ii)	the principal amount of the Security;

(iii)	the principal amount of the Security to be repaid;

(iv)	the certificate number or a description of the tenor and terms of the Security;

(v)	a statement that the option to elect repayment is being exercised; and

(vi)	a guarantee that the Security is to be repaid.

These items, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the Security, must be received by the paying agent not later than the fifth Business Day after the date of that facsimile transmission or letter. The repayment option may be exercised by the Holder of a Security for less than the entire principal amount of the Security but, in that event, the principal amount of the Security remaining outstanding after repayment must be in an authorized denomination.

If a Tax Event occurs, the Company may shorten the maturity of the Securities, without the consent of the Holders, to the minimum extent required, in the opinion of nationally recognized independent tax counsel, so that, after shortening the maturity, interest paid on the Securities will be deductible for United States Federal income tax purposes or, if that counsel cannot opine definitively as to such a minimum period, the minimum extent so required to maintain the Company’s interest deduction to the extent deductible under current law as determined in good faith by the Board of Directors, after receipt of an opinion of counsel regarding the applicable legal standards. In that case, the amount payable on those Securities on that new maturity date will be equal to 100% of the principal amount of those Securities plus interest accrued on those Securities to the date those Securities mature on that new maturity date. If the Company elects to exercise its right to shorten the maturity of the Securities when a Tax Event occurs, the Company will mail a notice to each Holder by first-class mail not more than 60 days after the occurrence of the Tax Event, stating the new maturity date of the Securities. This notice shall be effective immediately upon mailing.

“Tax Event” means that the Company shall have received an opinion of nationally recognized independent tax counsel to the effect that, as a result of:

(i)	any amendment to, clarification of, or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States;

(ii)	any judicial decision, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); or

(iii)	any amendment to, clarification of, or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, occurring on or after August 18, 2026, there is more than an insubstantial increase in the risk that interest paid by the Company on the Securities is not, or will not be, deductible, in whole or in part, by the Company for United States Federal income tax purposes.

The Company will not create, assume, incur or guarantee, and will not permit any Restricted Subsidiary to create, assume, incur or guarantee, any Secured Indebtedness without making provision whereby this Security shall be secured equally and ratably with, or prior to, such Secured Indebtedness, together with, if the Company shall so determine, any other Indebtedness of the Company or any Restricted Subsidiary then existing or thereafter created that is not subordinate to this Security, so long as the Secured Indebtedness shall be outstanding, unless such Secured Indebtedness, when added to (a) the aggregate amount of all Secured Indebtedness then outstanding (not including in this computation Secured Indebtedness if this Security is secured equally and ratably with (or prior to) such Secured Indebtedness and further not including in this computation any Secured Indebtedness that is concurrently being retired) and (b) the aggregate amount of all Attributable Debt then outstanding pursuant to Sale and Leaseback Transactions entered into by the Company after January 26, 1999, or entered into by a Restricted Subsidiary after January 26, 1999 or, if later, the date on which it became a Restricted Subsidiary (not including in this computation any Attributable Debt that is concurrently being retired), would not exceed 10% of Consolidated Net Tangible Assets.

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless (a) the sum of (i) the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction, (ii) all Attributable Debt then outstanding pursuant to all other Sale and Leaseback Transactions entered into by the Company after January 26, 1999, or entered into by a Restricted Subsidiary after January 26, 1999 or, if later, the date on which it became a Restricted Subsidiary, and (iii) the aggregate of all Secured Indebtedness then outstanding (not including in this computation Secured Indebtedness if this Security is secured equally and ratably with (or prior to) such Secured Indebtedness) would not exceed 10% of Consolidated Net Tangible Assets, or (b) an amount equal to the greater of (i) the net proceeds to the Company or the Restricted Subsidiary of the sale of the Principal Property sold and leased back pursuant to such Sale and Leaseback Transaction and (ii) the amount of Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction is applied to the retirement of Funded Debt of the Company or any Restricted Subsidiaries (other than Funded Debt that is subordinate to this Security or is owing to the Company or any Restricted Subsidiaries or is scheduled to mature within one year after consummation of such Sale and Leaseback Transaction) within 180 days after the consummation of such Sale and Leaseback Transaction.

Default in the performance, or breach, of either of the covenants set forth in the preceding two paragraphs will be an “Event of Default” under Section 5.01 of the Indenture, and the covenants set forth in the preceding two paragraphs will be subject to defeasance in accordance with Section 13.03 of the Indenture.

“Attributable Debt” means, as of the date of its determination, the present value (discounted semiannually at an interest rate of 7.0% per annum) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales). In the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, such rental payments shall be considered for purposes of this definition to be the lesser of the discounted values of (a) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination, and (b) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

“Capitalized Lease Obligation” means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property that is required to be classified and accounted for as a capital lease obligation under generally accepted accounting principles, and, for the purposes of this Security, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with such principles.

“Consolidated Net Tangible Assets” means at any date, the total assets appearing on the Company’s most recently prepared consolidated balance sheet as of the end of the Company’s fiscal quarter, prepared in accordance with generally accepted accounting principles, less (a) all current liabilities as shown on such balance sheet and (b) Intangible Assets.

“Funded Debt” means any indebtedness maturing by its terms more than one year from its date of issue, including any indebtedness renewable or extendable at the option of the obligor to a date later than one year from the date of the original issuance thereof.

“Indebtedness” means (a) any liability of any Person (i) for borrowed money, or under any reimbursement obligation relating to a letter of credit, (ii) evidenced by a bond, note, debenture or similar instrument, including a purchase money obligation, given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with capital expenditures, other than a trade payable or a current liability arising in the ordinary course of business, or (iii) for the payment of money relating to a Capitalized Lease Obligation, or (iv) for Interest Rate Protection Obligations; (b) any liability of others described in the preceding clause (a) that the Person has guaranteed or that is otherwise its legal liability; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above.

“Intangible Assets” means at any date the value (net of any applicable reserves), as shown on or reflected in the Company’s most recently prepared consolidated balance sheet, prepared in accordance with generally accepted accounting principles, of: (a) all trade names, trademarks, licenses, patents, copyrights and goodwill; (b) organizational and development costs; (c) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized); and (d) unamortized debt discount and expense, less unamortized premium.

“Interest Rate Protection Obligations” of any Person means the obligations of such Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a floating rate of interest on the same notional amount.

“Liens” means any mortgage, lien, pledge, security interest, charge or encumbrance.

“Principal Property” means any land, land improvements, buildings and associated factory, distribution, laboratory and office equipment (excluding any motor vehicles, aircraft, mobile materials handling equipment, data processing equipment and rolling stock) constituting a distribution facility, operating facility, manufacturing facility, development facility, warehouse facility, service facility or office facility (including any portion thereof), which facility (a) is owned by or leased to the Company or any Restricted Subsidiary, (b) is located within the United States and (c) has an acquisition cost plus capitalized improvements in excess of 0.50% of Consolidated Net Tangible Assets as of the date of such determination, other than (i) any such facility, or portion thereof, which has been financed by obligations issued by or on behalf of a State, a Territory or a possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, the interest on which is excludable from gross income of the holders thereof (other than a “substantial user” of such facility or a “related Person” as those terms are used in Section 103 of the Internal Revenue Code of 1986, as amended (the “Code”)) pursuant to the provisions of Section 103 of the Code (or any similar provision hereafter enacted) as in effect at the time of issuance of such obligations, (ii) any such facility that the Board of Directors may by Board Resolution declare is not of material importance to the Company and the Restricted Subsidiaries taken as a whole and (iii) any such facility, or portion thereof, owned or leased jointly or in common with one or more Persons other than the Company and any Subsidiary and in which the interest of the Company and all Subsidiaries does not exceed 50%.

“Restricted Securities” means any shares of the capital stock or Indebtedness of any Restricted Subsidiary.

“Restricted Subsidiary” means (a) any Subsidiary (i) which has substantially all its property within the United States of America, (ii) which owns or is a lessee of any Principal Property and (iii) in which the investment of the Company and all other Subsidiaries exceeds 0.50% of Consolidated Net Tangible Assets as of the date of such determination; provided, however, that the term “Restricted Subsidiary” shall not include: (A) any Subsidiary (x) primarily engaged in the business of purchasing, holding, collecting, servicing or otherwise dealing in and with installment sales contracts, leases, trust receipts, mortgages, commercial paper or other financing instruments, and any collateral or agreements relating thereto, including in the business, individually or through partnerships, of financing, whether through long- or short-term borrowings, pledges, discounts or otherwise, the sales, leasing or other operations of the Company and the Subsidiaries or any of them, or (y) engaged in the business of financing the assets and operations of third parties, and (z) in any case, not, except as incidental to such financing business, engaged in owning, leasing or operating any property which, but for this proviso, would qualify as Principal Property or (B) any Subsidiary acquired or organized after January 26, 1999, for the purpose of acquiring the stock or business or assets of any Person other than the Company or any Restricted Subsidiary, whether by merger, consolidation, acquisition of stock or assets or similar transaction analogous in purpose or effect, so long as such Subsidiary does not acquire by merger, consolidation, acquisition of stock or assets or similar transaction analogous in purpose or effect all or any substantial part of the business or assets of the Company or any Restricted Subsidiary; and (b) any other Subsidiary that is hereafter designated by the Board of Directors as a Restricted Subsidiary.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property (whether such Principal Property is now owned or hereafter acquired) that has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person, other than (a) leases for a term, including renewals at the option of the lessee, of not more than three years; (b) leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and (c) leases of Principal Property executed by the time of, or within 180 days after the latest of, the acquisition, the completion of construction or improvement (including any improvements on property that will result in such property becoming a Principal Property), or the commencement of commercial operation of such Principal Property.

“Secured Indebtedness” means (a) Indebtedness of the Company or a Restricted Subsidiary that is secured by any Lien upon any Principal Property or Restricted Securities, and (b) Indebtedness of the Company or a Restricted Subsidiary in respect of any conditional sale or other title retention agreement covering Principal Property or Restricted Securities; but “Secured Indebtedness” shall not include any of the following:

(a) Indebtedness of the Company and the Restricted Subsidiaries outstanding on January 26, 1999, secured by then existing Liens upon, or incurred in connection with conditional sales agreements or other title retention agreements with respect to Principal Property or Restricted Securities;

(b) Indebtedness that is secured by (i) purchase money Liens upon Principal Property acquired after January 26, 1999, (ii) Liens placed on Principal Property after January 26, 1999, during construction or improvement thereof (including any improvements on property which will result in such property becoming Principal Property) or placed thereon within 180 days after the later of acquisition, completion of construction or improvement or the commencement of commercial operation of such Principal Property or improvement, or placed on Restricted Securities acquired after January 26, 1999 or (iii) conditional sale agreements or other title retention agreements with respect to any Principal Property or Restricted Securities acquired after January 26, 1999, if (in each case referred to in this subparagraph (b)) (x) such Lien or agreement secures all or any part of the Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of construction of such Principal Property or improvement or Restricted Securities and (y) such Lien or agreement does not extend to any Principal Property or Restricted Securities other than the Principal Property so acquired or the Principal Property, or portion thereof, on which the property so constructed or such improvement is located; provided, however, that the amount by which the aggregate principal amount of Indebtedness secured by any such Lien or agreement exceeds the cost to the Company or such Restricted Subsidiary of the related acquisition, construction or improvement will be considered to be “Secured Indebtedness;”

(c) Indebtedness that is secured by Liens on Principal Property or Restricted Securities, which Liens exist at the time of acquisition (by any manner whatsoever) of such Principal Property or Restricted Securities by the Company or a Restricted Subsidiary;

(d) Indebtedness of Restricted Subsidiaries owing to the Company or any other Restricted Subsidiary and Indebtedness of the Company owing to any Restricted Subsidiary;

(e) In the case of any corporation that becomes (by any manner whatsoever) a Restricted Subsidiary after January 26, 1999, Indebtedness that is secured by Liens upon, or conditional sale agreements or other title retention agreements with respect to, its property that constitutes Principal Property or Restricted Securities, which Liens exist at the time such corporation becomes a Restricted Subsidiary;

(f) Guarantees by the Company of Secured Indebtedness and Attributable Debt of any Restricted Subsidiaries and guarantees by a Restricted Subsidiary of Secured Indebtedness and Attributable Debt of the Company and any other Restricted Subsidiaries;

(g) Indebtedness arising from any Sale and Leaseback Transaction;

(h) Indebtedness secured by Liens on property of the Company or a Restricted Subsidiary in favor of the United States of America, any State, Territory or possession thereof, or the District of Columbia, or any department, agency or instrumentality or political subdivision of the United States of America or any State, Territory or possession thereof, or the District of Columbia, or in favor of any other country or any political subdivision thereof, if such Indebtedness was incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Lien; provided, however, that the amount by which the aggregate principal amount of Indebtedness secured by any Lien exceeds the cost to the Company or the Restricted Subsidiary of the related acquisition or construction will be considered to be “Secured Indebtedness”;

(i) Indebtedness secured by Liens on aircraft, airframes or aircraft engines, aeronautic equipment or computers and electronic data processing equipment; and

(j) The replacement, extension or renewal, or successive replacements, extensions or renewals, of any Indebtedness, in whole or in part, excluded from the definition of “Secured Indebtedness” by subparagraphs (a) through (i) above; provided, however, that no Lien securing, or conditional sale or title retention agreement with respect to, such Indebtedness will extend to or cover any Principal Property or any Restricted Securities, other than such property that secured the Indebtedness so replaced, extended or renewed, plus improvements on or to any such Principal Property, provided further, however, that to the extent that such replacement, extension or renewal increases the principal amount of Indebtedness secured by such Lien or is in a principal amount in excess of the principal amount of Indebtedness excluded from the definition of “Secured Indebtedness” by subparagraphs (a) through (i) above, the amount of such increase or excess will be considered to be “Secured Indebtedness.”

In no event shall the foregoing provisions be interpreted to mean that the same Indebtedness is included more than once in the calculation of “Secured Indebtedness” as that term is used in this Security, nor shall their operation cause this result.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series issued under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made a written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity satisfactory to the trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment or delivery of the Maturity Consideration hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall affect or impair the obligation of the Company, which is absolute and unconditional, to pay the Maturity Consideration and interest on this Security at the times, place and rate, and in the manner, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and in this Security, the transfer of this Security is registrable in the Security Register upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the Maturity Consideration and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations set forth therein, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor in different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture contains provisions whereby (i) the Company may be discharged from its obligations with respect to the Securities (subject to certain exceptions) or (ii) the Company may be released from its obligation under specified covenants and agreements in the Indenture, in each case if the Company irrevocably deposits with the Trustee money or U.S. Government Obligations sufficient to pay and discharge the entire indebtedness on all Securities of this series, and satisfies certain other conditions, all as more fully provided in the Indenture.

This Security shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws of such state.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This is one of the Securities of the series designated herein referred to in the Indenture.

U.S. Bank Trust Company, National Association,
As Trustee

By:
Authorized Signatory

[FORM OF TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)

the within Security and all rights thereunder, hereby irrevocably constituting and appointing ________________ to transfer said Security on the books of the Company with full power of substitution in the premises.

By:
Date:

SCHEDULE OF INCREASES OR DECREASES IN SECURITY

The following increases or decreases in this Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Security	Amount of increase in Principal Amount of this Security	Principal Amount of this Security following such decrease or increase	Signature of authorized officer of Trustee or Securities Custodian

OPTION TO ELECT REPAYMENT

If you elect to have this Security purchased by the Company pursuant to the terms of the Security, check the box:

☐

If you want to elect to have only part of this Security purchased by the Company pursuant to the terms of the Security, state the amount in principal amount (must be in denominations of $1,000 or an integral multiple of $1,000 in excess thereof):

$____________________________________________ and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Securities to be issued to the Holder for the portion of the Security not being repurchased (in the absence of any such specification, one such Security will be issued for the portion not being repurchased): _________________.

Date: _________________ Your Signature _______________________________________________________________________________________

(Sign exactly as your name appears on the other side of the Security)

Signature Guarantee: ________________________________________________________________________________________________________

(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.